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[Ibis Technology Corporation LOGO]




CONTACT

Debra L. Nelson                    Van Negris/Philip J. Denning
Ibis Technology Corporation        Kehoe, White, Savage & Co., Inc.
(978) 777-4247                     (212) 888-1616

FOR IMMEDIATE RELEASE:

   IBIS TECHNOLOGY CORPORATION AWARDED $1,040,000 IN SIMOX-SOI R&D CONTRACTS

DANVERS, MA - MARCH 16, 1998 -- Ibis Technology Corporation (Nasdaq: IBIS), the leading supplier of SIMOX-SOI (Separation by Implantation of Oxygen/ Silicon-on-Insulator) wafers to semiconductor manufacturers, today announced that it has been awarded two new research and development (R&D) contracts valued at approximately $1,041,000.

The United States Air Force has awarded Ibis a $749,000 Phase II contract, under the Small Business Innovative Research (SBIR) Program, aimed at the final development of a non-destructive acoustic phonon analysis technique to characterize silicon dislocations in SIMOX substrates. By using a non-destructive process, the Company believes that increased lot yields will be realized. To date, dislocation analysis has been destructive and time consuming. The program will span a two-year period and the goal is to provide an accurate, automatic evaluation technique for SOI substrate production. Honeywell Solid State Electronics Center will test the wafers for advanced circuitry.

The Defense Special Weapons Agency (DWSA) has awarded Ibis a $292,000 contract. The program is designed to provide a radiation hardened SIMOX-SOI substrate manufacturing process for support of hardened substrate circuits and systems of the defense department. Wafers from this program will be analyzed by Honeywell, the Naval Research Laboratories, Lincoln Laboratories, and Sandia National Laboratories. The Phase I program is expected to be completed by January 1999.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, commented: "We believe that these programs will provide additional tools and processes that will enable us to meet the requirements of our customers in commercial and defense sectors. This work complements our internal research and development activities enhancing our ability to meet the increasing demand for high quality SIMOX-SOI wafers."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE:     Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at http//www.ibis.com
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